Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Edelita Tichepco	Media Contact:	Avery Vaught
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-1953		(415) 501-2214
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. ANNOUNCES FOURTH QUARTER & FISCAL YEAR 2017 FINANCIAL RESULTS

Fourth Quarter Revenue up 13% Reported and 11% Constant Currency
Fourth Quarter Net Income up 20%; Adjusted EBIT up 7%
SAN FRANCISCO (February 7, 2018) – Levi Strauss & Co. (LS&Co.) announced financial results today for the fourth quarter and fiscal year ended November 26, 2017.
Highlights include:

	Three Months Ended		% Increase (Decrease) As Reported	Fiscal Year Ended		% Increase (Decrease) As Reported
($ millions)	November 26, 2017	November 27, 2016		November 26, 2017	November 27, 2016
Net revenues	$1,466	$1,299	13%	$4,904	$4,553	8%
Net income attributable to LS&Co.	$116	$96	20%	$281	$291	(3)%
Adjusted EBIT	$157	$146	7%	$481	$480	—%

•
Net revenues grew 13 percent on a reported basis in the fourth quarter and grew 11 percent excluding $22 million in favorable currency translation. For the full year, reported revenue grew 8 percent and 7 percent in constant currency, excluding $11 million in favorable currency translation.

•
Direct-to-consumer revenues grew 20 percent for the fourth quarter and 15 percent for the full year on performance and expansion of the retail network, as well as e-commerce growth. The company had 53 more company-operated stores at the end of fiscal 2017 than it did at the end of fiscal 2016. Wholesale reported revenues grew 10 percent for the fourth quarter, reflecting higher revenues from the Americas and Europe, and grew 5 percent for the full year primarily reflecting growth in Europe.

•
Fourth quarter net income of $116 million grew 20 percent primarily reflecting higher EBIT and lower taxes due to additional net foreign tax credits as well as the favorable impact of foreign operations as compared to 2016.

•
Full-year net income declined 3 percent primarily due to a $23 million loss on early extinguishment of debt as a result of debt refinancing activities this year, net losses on foreign exchange contracts, reflecting the appreciation of most foreign currencies against the US dollar during the year, partially offset by lower taxes reflecting additional foreign tax credits and the release of a valuation allowance on deferred tax assets of foreign subsidiaries.

•
Adjusted EBIT grew 7 percent in the fourth quarter reflecting higher revenues and gross margins. For the full year, Adjusted EBIT was flat, as higher revenues and gross margins were offset by higher costs related to the expansion of the company's direct-to-consumer business, increased advertising investments and higher compensation expense reflecting stronger company performance. A reconciliation of Adjusted EBIT is provided at the end of this press release.

"Our growth and momentum accelerated in Q4 capping the strongest revenue year the company has had in more than a decade," said Chip Bergh, president and chief executive officer. "Our strategies are working and the investments that we’ve made to diversify our business over the past few years are paying off, best demonstrated by the strength of the Levi’s brand globally."

Fourth Quarter 2017 Highlights

•
On a reported basis, gross margin for the fourth quarter was 53.4 percent of revenues compared with 50.7 percent in the same quarter of fiscal 2016, reflecting the margin benefit from revenue growth in the direct-to-consumer channel and international business.

•
Selling, general and administrative (SG&A) expenses for the fourth quarter were $634 million compared with $518 million in the same quarter of fiscal 2016. The increase in costs reflects the expansion of the company's direct-to-consumer business, higher advertising expenses and higher compensation expense reflecting stronger company performance.

•	Operating income of $150 million in the fourth quarter was up from $143 million in the same quarter of 2016, primarily reflecting higher gross profit, partially offset by higher SG&A.

Regional Overview

Reported regional net revenues and operating income for the quarter were as follows:

	Net Revenues			Operating Income*
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	November 26, 2017	November 27, 2016		November 26, 2017	November 27, 2016
Americas	$855	$799	7%	$181	$167	9%
Europe	$374	$292	28%	$38	$31	24%
Asia	$237	$209	13%	$22	$17	28%

* Note: Regional operating income is equal to regional adjusted EBIT. Business segment information for the prior-year period has been revised to reflect a change in presentation. Effective in the first quarter of 2017, central costs previously recorded in the Americas region and corporate expenses have been allocated to the regional business segments.

•
In the Americas, net revenues grew 7 percent on a reported and constant currency basis, reflecting higher revenues across both wholesale and direct-to-consumer channels in the U.S., Canada and Mexico. The increase in operating income reflects higher net revenues partially offset by higher selling and advertising investments.

•
In Europe, excluding favorable currency effects of $18 million, net revenues grew 21 percent reflecting broad-based growth across all markets and channels, including strong growth in the women's and tops business. Operating income growth of 24 percent reflects improved leverage driven by higher net revenues.

•
In Asia, net revenues grew 13 percent on a reported and constant currency basis, reflecting direct-to-consumer expansion and performance. Operating income growth reflects higher revenues and franchisee support provided in the fourth quarter of 2016, partially offset by an increase in selling expenses related to retail expansion.

Fiscal Year 2017 Highlights

•
On a reported basis, gross margin for the fiscal year was 52.3% compared with 51.2% in fiscal 2016, primarily reflecting strong growth in international and retail revenues, favorable transaction impact of currency and sourcing savings.

•
SG&A expenses for the fiscal year were $2,096 million compared with $1,867 million in fiscal 2016. Higher costs primarily reflected expansion of the company's retail network and investment in its ecommerce business, increased advertising investments and higher incentive compensation expense reflecting the company's performance.

•
Operating income of $467 million for the fiscal year was up from $462 million in 2016, reflecting global revenue growth and higher gross margins, partially offset by continued investments in the direct-to-consumer business and increased investments in advertising.

Regional Overview

Reported regional net revenues and operating income for the fiscal year were as follows:

	Net Revenues			Operating Income*
	Year Ended		% Increase (Decrease)	Year Ended		% Increase (Decrease)
($ millions)	November 26, 2017	November 27, 2016		November 26, 2017	November 27, 2016
Americas	$2,774	$2,683	3%	$529	$508	4%
Europe	$1,312	$1,091	20%	$199	$155	28%
Asia	$818	$778	5%	$78	$81	(3)%

* Note: Regional operating income is equal to regional adjusted EBIT. Business segment information for the prior-year period has been revised to reflect a change in presentation. Effective in the first quarter of 2017, central costs previously recorded in the Americas region and corporate expenses have been allocated to the regional business segments.

•
In the Americas, net revenues grew 3 percent on a reported and constant currency basis, primarily reflecting the performance and expansion of our company-operated retail network and strong performance in our Signature® and Denizen® brands. This was offset by lower wholesale revenues in the United States in our Dockers® brand. The increase in operating income reflects higher net revenues and gross margins partially offset by higher selling and advertising expenses.

•
In Europe, excluding favorable currency effects of $13 million, net revenues grew 19 percent reflecting broad-based growth across all markets and channels. Operating income growth of 28 percent reflects higher net revenues and gross margins, partially offset by higher selling expenses to support growth and higher investments in advertising.

•
In Asia, excluding unfavorable currency effects of $2 million, net revenues grew 5 percent, primarily reflecting direct-to-consumer expansion and performance. Operating income declined 3 percent, primarily reflecting higher selling costs to support retail expansion, including ecommerce.

Cash Flow and Balance Sheet

At November 26, 2017, cash and cash equivalents of $634 million were complemented by $758 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $1.4 billion. Net debt at the end of fiscal 2017 was $444 million.

Free cash flow for fiscal 2017 was $284 million, an increase of $126 million compared to fiscal 2016, primarily reflecting higher revenue, partially offset by increased payments to vendors reflecting the growth in our company-operated store network and higher investment in advertising. A reconciliation of net debt and free cash flow, non-GAAP financial measures, is provided at the end of this press release.

Subsequent to the fiscal year end, on January 30, 2018, our Board of Directors declared a cash dividend for $90 million, which is a 29% increase relative to the dividend declared in 2017. The company expects to pay this in two installments in 2018 with the first installment in our first quarter and the second installment in our fourth quarter.

Investor Conference Call

The company’s fourth quarter 2017 investor conference call will be available through a live audio webcast at https://engage.vevent.com/rt/levistraussao~7178757 on February 7, 2018, at 1 p.m. Pacific / 4 p.m. Eastern or via the following phone numbers: 800-891-4735 in the United States and Canada, or +1-973-200-3066 internationally; I.D. No. 7178757. A replay is available the same day on http://www.levistrauss.com/investors/earnings-webcast and will be archived for one month. A telephone replay is also available through February 13, 2018, at 855-859-2056 in the United States and Canada or +1-404-537-3406 internationally; I.D. No. 7178757. Please see http://www.levistrauss.com/investors/earnings-webcast for a discussion and reconciliation of non-GAAP measures referenced on the investor conference call.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,900 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2017 net revenues were $4.9 billion. For more information, go to http://levistrauss.com.

Forward Looking Statement

This news release and related conference call contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to: inventory levels, including year-end levels; full year gross margin; SG&A and advertising costs and revenue growth. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year 2017, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release and related conference call. We are not under any obligation and do not intend to update or revise any of the forward-looking statements contained in this news release and related conference call to reflect circumstances existing after the date of this news release and related conference call or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Non-GAAP Financial Measures

The company reports its financial results in conformity with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. However, management believes that certain non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, provide users of the company’s financial information with additional useful information. The tables found below include Free Cash Flow, Net Debt and Adjusted EBIT and corresponding reconciliations to the most comparable GAAP financial measures. These non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company’s financial results prepared in accordance with GAAP. Certain of these items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations, include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities, (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. Additionally, the methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies, limiting the usefulness of these measures. The company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business.

The company presents non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, because it believes they provide investors, financial analysts and the public with additional information to measure performance and evaluate the company’s ability to service its debt and may be useful for comparing its operating performance with the performance of other companies that have different financing and capital structures and tax rates. The company further believes these measures may be useful for period-over-period comparisons of underlying business trends and its ongoing operations. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR THE FOURTH QUARTER OF 2017” below for reconciliation to the most comparable GAAP financial measures.

Constant currency

Constant-currency comparisons are based on translating local currency amounts in the prior-year period at actual foreign exchange rates for the current year. The company routinely evaluates its financial performance on a constant-currency basis in order to facilitate period-to-period comparisons without regard to the impact of changing foreign currency exchange rates.

# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 26, 2017	November 27, 2016
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$633,622	$375,563
Trade receivables, net of allowance for doubtful accounts of $11,726 and $11,974	485,485	479,018
Inventories:
Raw materials	3,858	2,454
Work-in-process	3,008	3,074
Finished goods	752,530	710,653
Total inventories	759,396	716,181
Other current assets	115,889	115,385
Total current assets	1,994,392	1,686,147
Property, plant and equipment, net of accumulated depreciation of $951,249 and $856,588	424,463	393,605
Goodwill	237,327	234,280
Other intangible assets, net	42,893	42,946
Deferred tax assets, net	537,923	523,101
Other non-current assets	117,694	107,017
Total assets	$3,354,692	$2,987,096

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$38,451	$38,922
Accounts payable	289,505	270,293
Accrued salaries, wages and employee benefits	227,251	180,740
Restructuring liabilities	786	4,878
Accrued interest payable	6,327	5,098
Accrued income taxes	16,020	9,652
Other accrued liabilities	299,286	252,160
Total current liabilities	877,626	761,743
Long-term debt	1,038,860	1,006,256
Long-term capital leases	16,524	15,360
Postretirement medical benefits	89,248	100,966
Pension liability	314,525	354,461
Long-term employee related benefits	90,998	73,243
Long-term income tax liabilities	20,457	20,150
Other long-term liabilities	77,031	63,796
Total liabilities	2,525,269	2,395,975
Commitments and contingencies
Temporary equity	127,035	79,346

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.01 par value; 270,000,000 shares authorized; 37,521,447 shares and 37,470,158 shares issued and outstanding	375	375
Additional paid-in capital	—	1,445
Retained earnings	1,100,916	935,049
Accumulated other comprehensive loss	(404,381)	(427,314)
Total Levi Strauss & Co. stockholders’ equity	696,910	509,555
Noncontrolling interest	5,478	2,220
Total stockholders’ equity	702,388	511,775
Total liabilities, temporary equity and stockholders’ equity	$3,354,692	$2,987,096

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	November 26, 2017	November 27, 2016	November 29, 2015
	(Dollars in thousands)
Net revenues	$4,904,030	$4,552,739	$4,494,493
Cost of goods sold	2,341,301	2,223,727	2,225,512
Gross profit	2,562,729	2,329,012	2,268,981
Selling, general and administrative expenses	2,095,560	1,866,493	1,823,863
Restructuring, net	—	312	14,071
Operating income	467,169	462,207	431,047
Interest expense	(68,603)	(73,170)	(81,214)
Loss on early extinguishment of debt	(22,793)	—	(14,002)
Other income (expense), net	(26,992)	18,223	(25,433)
Income before income taxes	348,781	407,260	310,398
Income tax expense	64,225	116,051	100,507
Net income	284,556	291,209	209,891
Net income attributable to noncontrolling interest	(3,153)	(157)	(455)
Net income attributable to Levi Strauss & Co.	$281,403	$291,052	$209,436

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
	November 26, 2017	November 27, 2016	November 29, 2015
	(Dollars in thousands)
Net income	$284,556	$291,209	$209,891
Other comprehensive income (loss), before related income taxes:
Pension and postretirement benefits	30,125	(22,925)	38,785
Net investment hedge (losses) gains	(59,945)	(829)	385
Foreign currency translation gains (losses)	40,256	(30,380)	(28,791)
Unrealized gains (losses) on marketable securities	3,379	143	(575)
Total other comprehensive income (loss), before related income taxes	13,815	(53,991)	9,804
Income tax benefit (expense) related to items of other comprehensive (loss) income	9,223	6,211	(13,602)
Comprehensive income, net of income taxes	307,594	243,429	206,093
Comprehensive income attributable to noncontrolling interest	(3,258)	(625)	(383)
Comprehensive income attributable to Levi Strauss & Co.	$304,336	$242,804	$205,710

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Levi Strauss & Co. Stockholders
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity
	(Dollars in thousands)
Balance at November 30, 2014	$374	$—	$528,209	$(375,340)	$1,212	$154,455
Net income	—	—	209,436	—	455	209,891
Other comprehensive loss, net of tax	—	—	—	(3,726)	(72)	(3,798)
Stock-based compensation and dividends, net	1	16,674	(66)	—	—	16,609
Reclassification to temporary equity	—	(10,961)	19,842	—	—	8,881
Repurchase of common stock	—	(2,422)	(1,753)	—	—	(4,175)
Cash dividends paid	—	—	(50,000)	—	—	(50,000)
Balance at November 29, 2015	375	3,291	705,668	(379,066)	1,595	331,863
Net income	—	—	291,052	—	157	291,209
Other comprehensive (loss) income, net of tax	—	—	—	(48,248)	468	(47,780)
Stock-based compensation and dividends, net	—	9,649	(40)	—	—	9,609
Reclassification to temporary equity	—	(10,563)	—	—	—	(10,563)
Repurchase of common stock	—	(932)	(1,631)	—	—	(2,563)
Cash dividends paid	—	—	(60,000)	—	—	(60,000)
Balance at November 27, 2016	375	1,445	935,049	(427,314)	2,220	511,775
Net income	—	—	281,403	—	3,153	284,556
Other comprehensive income, net of tax	—	—	—	22,933	105	23,038
Stock-based compensation and dividends, net	2	25,878	(70)	—	—	25,810
Reclassification to temporary equity	—	(13,575)	(34,114)	—	—	(47,689)
Repurchase of common stock	(2)	(13,748)	(11,352)	—	—	(25,102)
Cash dividends paid	—	—	(70,000)	—	—	(70,000)
Balance at November 26, 2017	$375	$—	$1,100,916	$(404,381)	$5,478	$702,388

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	November 26, 2017	November 27, 2016	November 29, 2015
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$284,556	$291,209	$209,891
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,387	103,878	102,044
Unrealized foreign exchange (gains) losses	24,731	(5,853)	(371)
Realized (gain) loss on settlement of forward foreign exchange contracts not designated for hedge accounting	5,773	(17,175)	(14,720)
Employee benefit plans’ amortization from accumulated other comprehensive loss and settlement losses	30,125	14,991	16,983
Loss on extinguishment of debt, net of write-off of unamortized debt issuance costs	22,793	—	3,448
Stock-based compensation	25,809	9,333	15,137
Deferred income taxes	(486)	66,078	58,386
Other, net	8,005	2,813	1,575
Change in operating assets and liabilities:
Trade receivables	3,981	6,150	4,060
Inventories	(14,409)	(121,379)	28,566
Other current assets	1,828	(22,944)	(3,061)
Other non-current assets	(6,862)	(9,103)	(21,375)
Accounts payable and other accrued liabilities	35,714	43,040	(80,224)
Restructuring liabilities	(4,274)	(17,290)	(36,711)
Income tax liabilities	2,478	7,653	(9,680)
Accrued salaries, wages and employee benefits and long-term employee related benefits	(9,408)	(49,880)	(44,714)
Other long-term liabilities	(1,800)	5,029	(10,902)
Net cash provided by operating activities	525,941	306,550	218,332
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(118,778)	(102,950)	(104,579)
Proceeds from sale of assets	160	17,427	9,026
Proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(5,773)	17,175	14,720
Net cash used for investing activities	(124,391)	(68,348)	(80,833)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	502,835	—	500,000
Repayments of long-term debt	(525,000)	(36,092)	(525,001)
Proceeds from senior revolving credit facility	—	180,000	345,000
Repayments of senior revolving credit facility	—	(279,000)	(346,000)
Proceeds from short-term credit facilities	35,333	29,154	23,936
Repayments of short-term credit facilities	(29,764)	(18,219)	(21,114)
Other short-term borrowings, net	(6,231)	13,475	(12,919)
Payment of debt extinguishment costs	(21,902)	—	—
Payment of debt issuance costs	(10,366)	—	(4,605)
Repurchase of common stock, including shares surrendered for tax withholdings on equity exercises	(25,102)	(2,563)	(4,175)
Dividend to stockholders	(70,000)	(60,000)	(50,000)
Other financing, net	(1,536)	(304)	(17)
Net cash used for financing activities	(151,733)	(173,549)	(94,895)
Effect of exchange rate changes on cash and cash equivalents	8,242	(7,661)	(22,288)
Net increase in cash and cash equivalents	258,059	56,992	20,316
Beginning cash and cash equivalents	375,563	318,571	298,255
Ending cash and cash equivalents	$633,622	$375,563	$318,571

Noncash Investing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$22,664	$19,903	$23,958
Property, plant and equipment additions due to build-to-suit lease transactions	19,888	—	—

Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$52,097	$67,052	$77,907
Cash paid for income taxes during the period, net of refunds	54,602	57,148	61,456

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER OF 2017

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on February 7, 2018, discussing the company’s financial condition and results of operations as of and for the quarter and year ended November 26, 2017. Free cash flow, Net debt and Adjusted EBIT are not financial measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP. As used in this press release: (1) Free cash flow represents cash from operating activities less purchases of property, plant and equipment, proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting, payment of debt extinguishment costs, repurchase of common stock including shares surrendered for tax withholdings on equity award exercises, and cash dividends to stockholders; (2) Net debt represents total long-term and short-term debt less cash and cash equivalents; and (3) Adjusted EBIT represents net income plus income tax (benefit) expense, interest expense, loss on early extinguishment of debt, other (income) expense, net, restructuring related charges, severance and other, net, and pension and postretirement benefit plan curtailment and net settlement losses, net.

Free cash flow:

	Year Ended
	November 26, 2017	November 27, 2016
	(Dollars in millions)
Most comparable GAAP measure:
Net cash provided by operating activities	$525.9	$306.6

Non-GAAP measure:
Net cash provided by operating activities	$525.9	$306.6
Purchases of property, plant and equipment	(118.8)	(103.0)
Proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(5.8)	17.2
Payment of debt extinguishment costs	(21.9)	—
Repurchase of common stock, including shares surrendered for tax withholdings on equity exercises	(25.1)	(2.6)
Dividends to stockholders	(70.0)	(60.0)
Free cash flow	$284.3	$158.2

Net debt:

	November 26, 2017	November 27, 2016
	(Dollars in millions)
Most comparable GAAP measure:
Total long-term and short-term debt	$1,077.3	$1,045.2

Non-GAAP measure:
Total long-term and short-term debt	$1,077.3	$1,045.2
Cash and cash equivalents	(633.6)	(375.6)
Net debt	$443.7	$669.6

Adjusted EBIT:

	Three Months Ended		Year Ended
	November 26, 2017	November 27, 2016	November 26, 2017	November 27, 2016
(Dollars in millions)	(unaudited)
Most comparable GAAP measure:
Net income	$117.2	$96.2	$284.6	$291.2

Non-GAAP measure:
Net income	$117.2	$96.2	$284.6	$291.2
Income tax expense	21.7	39.3	64.2	116.1
Interest expense	16.3	18.7	68.6	73.2
Loss on early extinguishment of debt	—	—	22.8	—
Other income (expense), net	(5.4)	(11.5)	27.0	(18.2)
Restructuring and related charges, severance and asset impairment charges, net	7.2	3.3	13.4	17.6
Pension and postretirement benefit plan curtailment and net settlement (gains) losses, net	—	0.2	0.3	(0.1)
Adjusted EBIT	$157.0	$146.2	$480.9	$479.8